Exhibit 99.1

TerraForm Global, Inc. Names Alejandro Hernandez Chief Financial Officer

BETHESDA, MD, October 9, 2015 - TerraForm Global, Inc. (NASDAQ: GLBL, the “Company”) today announced that Alejandro “Alex” Hernandez has been appointed as its Executive Vice President and Chief Financial Officer, effective on October 9, 2015. Mr. Hernandez will continue in his capacity as EVP and CFO of TerraForm Power, Inc. (NASDAQ: TERP). He will report directly to Carlos Domenech, the Company’s Chief Executive Officer.
Mr. Hernandez has served as the CFO of TerraForm Power since September 2014. Previously, Mr. Hernandez was Managing Director in the Investment Banking Division of Goldman, Sachs & Co. In that role, Mr. Hernandez was responsible for primary coverage of North American energy companies in the power, utility and renewable energy sectors, and provided strategic and capital markets advice to management teams and Boards of Directors.
"Mr. Hernandez's broad-based experience as an energy finance professional, including his expertise in capital formation, strategic advisory, and risk management, provides TerraForm Global a solid platform to help drive value for our shareholders," commented Mr. Domenech. "Alex’s leadership has been instrumental to the TerraForm platform. We welcome Alex to TerraForm Global and look forward to working with him as a core member of the TerraForm Global team."
Mr. Hernandez earned a BA, cum laude, in Economics from Rice University, a BSc General Course from the London School of Economics, and an MBA from Columbia Business School. He currently serves as a Roundtable member of the James A. Baker III Institute for Public Policy at Rice University.
Mr. Hernandez replaces Mr. Jeremy Avenier, who will return to SunEdison as Head of SunEdison’s Corporate FP&A function. Mr. Avenier has agreed to be available for assistance during the transition period. “Jeremy was a key member of the team behind the IPO of TerraForm Global,” said Mr. Domenech. “We have appreciated Jeremy’s hard work at TerraForm Global and look forward to his contribution in his new role.”

About TerraForm Global

TerraForm Global (NASDAQ: GLBL) is a renewable energy leader that is changing how energy is generated, distributed, and owned.  TerraForm Global creates value for its investors by owning and operating renewable energy power plants. For more information about TerraForm Global, please visit: http://www.terraform.com.

Media contact:
Anne Granfield
Finsbury for TerraForm Global
anne.granfield@finsbury.com
+1 (646) 805-2033

Investors / Analysts contact:
Brett Prior
bprior@terraform.com
+1 (650) 889-8628